Exhibit 5.1

KARR TUTTLE CAMPBELL
A PROFESSIONAL SERVICE CORPORATION

ATTORNEYS AT LAW

701 Fifth Avenue, Suite 3300
Seattle, Washington 98104

TELEPHONE: (206) 223-1313
FACSIMILE: (206) 682-7100
June 23, 2017
CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, WA 98121
Re: Registration of Securities of CTI BioPharma Corp.
Ladies and Gentlemen:
This opinion is furnished to CTI BioPharma Corp., a Washington corporation (the “Company”). In connection with the registration of 1,120,000 shares of Common Stock of the Company, no par value per share (the “Shares”), and additional preferred stock purchase rights (the “Rights”) pursuant to the Shareholder Rights Agreement, dated December 28, 2009, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), and as subsequently amended by the Company and the Rights Agent, under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares and related Rights to be issued or delivered pursuant to a Stock Option Agreement, dated as of March 20, 2017, by and between the Company and Adam Craig (the “Option Agreement”), you have requested our opinion set forth below.
In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.
Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that: (1) the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company; (2) when issued in accordance with such authorization, the provisions of the Option Agreement and relevant agreements duly authorized by and in accordance with the terms of the Option Agreement, and upon payment for and delivery of the Shares as contemplated in accordance with the Option Agreement, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable; and (3) when issued in accordance with such authorization, the provisions of the Option Agreement and relevant agreements duly authorized by and in accordance with the terms of the Option Agreement, the Rights that accompany such Shares will be validly issued.

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The opinions expressed herein are subject to the following assumptions, limitations and qualifications:
a. We have assumed that the Registration Statement, and any amendments to such Registration Statement, will remain effective during the period when the Shares and Rights are issued.
b. We express no opinion as to laws other than the laws set forth in the Business Corporation Act of the State of Washington, as currently enacted and we express no opinion with respect to the applicability thereto, or effect thereon, of the laws of any other jurisdiction or any other Washington laws, regulations, rules, constitutions or statutes or as to any matters of municipal law or the laws of any local agencies within any state. We express no opinion with respect to federal or international law or the laws of any country.
c. The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue or jurisdiction provisions, waiver of jury trials, and waiver of the benefits of statutory provisions may be limited on public policy grounds.
d. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Rights.
e. This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, with respect to any part of such registration statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Karr Tuttle Campbell

KARR TUTTLE CAMPBELL, a professional service corporation

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